EXHIBIT 12

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                           Years Ended December 31,
                                    -----------------------------------------
                                       2003            2002           2001
                                       ----            ----           ----
                                               (dollars in millions)

Income from continuing operations    $2,862          $1,975         $1,222
Income tax expense                      731             644          1,094
(Income)/losses of and dividends
   from nonconsolidated associates     (364)           (135)           172
Amortization of capitalized
   interest                              79              73             73
                                      -----           -----          -----

Income before income taxes,
   undistributed income of
   nonconsolidated associates
   and capitalized interest           3,308           2,557          2,561
                                      -----           -----          -----

Fixed charges included in income
   Interest and related charges
   on debt                            9,522           8,115          8,496
   Portion of rentals deemed to
     be interest                        268             295            311
                                     ------          ------         ------
     Total fixed charges included
       in income from continuing
       operations                     9,790           8,410          8,807
                                      -----           -----          -----

Earnings available for fixed
   charges                          $13,098         $10,967        $11,368
                                     ======          ======         ======

Fixed charges
   Fixed charges included in
     income                          $9,790          $8,410         $8,807
   Interest capitalized in the
     period                              33              74             94
                                     ------          ------         ------
      Total fixed charges            $9,823          $8,484         $8,901
                                      =====           =====          =====

Ratios of earnings to fixed
   charges                             1.33            1.29           1.28
                                       ====            ====           ====
















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